UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   March 12, 2008
THE CHUBB CORPORATION
(Exact name of registrant as specified in its charter)

New Jersey	1-8661	13-2595722

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Mountain View Road, P.O. Box 1615, Warren, New Jersey	07061-1615

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (908) 903-2000
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Table of Contents

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01 Signatures	Financial Statements and Exhibits.
Exhibit Index to Current Report on Form 8-K Filed on March 17, 2008
Exhibit 10.1	Schedule of 2008 Base Salaries for Named Executive Officers

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Named Executive Officer 2008 Salary Actions. On March 12, 2008, the Organization & Compensation Committee (the Compensation Committee) of The Chubb Corporation (Chubb) approved the 2008 base salaries for each of Chubb’s named executive officers. A schedule setting forth the current and new base salaries for Messrs. Finnegan, Degnan, Motamed, O’Reilly and Krump is filed herewith as Exhibit 10.1 and incorporated by reference into this Item 5.02. Salary adjustments take effect on April 1, 2008.
2008 Annual Incentive Compensation Award Criterion. On March 12, 2008, the Compensation Committee determined that 2008 annual incentive compensation awards would be based upon Chubb’s 2008 operating income, subject to adjustment to account for the reduction in investment income attributable to Chubb’s repurchase of shares of common stock during 2008.
Director Compensation. On March 13, 2008, Chubb’s Corporate Governance & Nominating Committee approved and recommended to Chubb’s Board of Directors a $10,000 increase to the annual non-employee director retainer (bringing the annual non-employee director retainer to $60,000), a $10,000 increase to the value of the annual non-employee director equity compensation award (bringing the value of the annual non-employee director equity compensation award to approximately $100,000) and the termination of the Director’s Charitable Award Program (with currently eligible participants being grandfathered). On March 13, 2008, Chubb’s Board of Directors approved these actions.

Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.
10.1	Schedule of 2008 Base Salaries for Named Executive Officers

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE CHUBB CORPORATION
Date: March 17, 2008	By:	W. Andrew Macan
		Name:	W. Andrew Macan
		Title:	Vice President and Secretary

EXHIBIT INDEX TO CURRENT REPORT ON FORM 8-K
FILED ON MARCH 17, 2008

Exhibit No.	Description

10.1	Schedule of 2008 Base Salaries for Named Executive Officers